Exhibit 10.1

February 9, 2011

Mr. Arthur E. Nathan, SPHR

Re:	Offer of Employment

Dear Arte:

Xsovt Brands, Inc., a Nevada corporation (“Xsovt”) is pleased to extend to you an offer of employment as Xsovt’s Executive Vice President and Chief People Officer in accordance with the following terms and conditions.

Position Description.  As Xsovt’s Executive Vice President and Chief People Officer, you will be responsible for establishing, expanding and maintaining Xsovt’s human resource function.  In particular, you shall be primarily responsible, under the supervision of the President and Chief Executive Officer of the Company (regardless of whether such person carries such or any other title, the “CEO”) and the Company’s board of directors (the “Board”) for the following Company matters: employment, compensation, employee and labor relations, employee education and development, employee services, employee communications, human resources information systems and employee safety.  You duties will also include participating in meetings with potential investors in connection with Xsovt’s financings, as well as with actual and potential investors generally in order to explain Xsovt’s employee relations philosophy and other matters relating to Xsovt.  In addition, you shall advise and assist the CEO in developing and implementing the Company’s general business, finance and strategic plan.  You will report directly to the CEO.

Start Date/Term.  If you decide to accept this position, your starting date of full time employment will be effective as of January 26, 2011.  Your employment will be for a term of one year, subject to automatic renewal unless terminated.  Your employment agreement will contain customary events of termination.

Salary and Benefits.  You will receive or be eligible to receive the following salary and benefits:

•	Initial annual salary and benefits (subject to standard deductions) for calendar year 2011 shall be as set forth on Exhibit A hereto (the “Initial Salary”).

•
Sign-on bonus consisting of equity in Xsovt equal to restricted grant of 1,000,000 shares of Xsovt common stock.  The vesting schedule for this grant will be 400,000 shares on January 26, 2011, and the remaining 600,000 shares on January 26, 2012.  You will be responsible for all taxes owed with respect to the grant of such shares.  Xsovt will seek (without obligation, representation or warranty) to accommodate you by structuring the legal manner of such grant in a tax advantageous manner.  You should consult your own advisors in this regard.  In addition, as an executive officer of Xsovt, you acknowledge that your ability to dispose of any shares of Xsovt common stock may be restricted by applicable securities laws, as well as Xsovt’s trading policies, on which you will be consulted.

•	Grant of stock options with a value of $50,000 to be awarded to your existing company as compensation for the loss of your services.

•	Adjustments to Initial Salary, as well as bonus and stock option awards at the discretion of the CEO in consultation with the Board based on meeting personal and corporate objectives for the year.

•	Paid vacation and sick days on par with other senior executives of the Company as per Company policy established and modified by the CEO and/or the Board in their discretion.

•
Other customary benefits on par with other senior executives of the Company as per Company policy established and modified by the CEO and/or the Board in their discretion, such as health insurance and 401(k).

•	Payment or reimbursement for two round trip coach airline tickets per month to visit with family, up to a maximum of $1,000 per month.

Please note that this offer is expressly contingent upon and subject to:

•
Execution and delivery to Xsovt of a standard employment agreement and confidentiality, intellectual property and non-competition agreement, which agreements shall provide for the terms contained in this letter and other standard terms; and

•	Compliance with all legal requirements.

You further agree that the terms of this offer of employment are strictly confidential and that you will not effect, directly or indirectly, any transactions involving Xsovt’s securities while in possession of material non-public information regarding Xsovt.

If the above terms are acceptable, please sign in the appropriate place below and return an executed copy of this letter to me.

We are excited about the future of Xsovt and your contribution to our success.  Your position will play a key role in the continued success of Xsovt, and we believe you will have the opportunity to benefit personally and professionally as we meet our future milestones.  I look forward to hearing from you regarding this offer.

Regards,

/s/ Avi Koschitzki

Avi Koschitzki
President and Chief Executive Officer
Xsovt Brands, Inc.

Acknowledged and agreed to as of the date set forth below:

/s/ Arthur E. Nathan
Arthur E. Nathan

Dated: February 9, 2011

Exhibit A

Initial Salary and Benefits

	Actual	Yearly
Q1	$ 45,000.00	$ 180,000.00
Q2	$ 54,000.00	$ 216,000.00
Q3	$ 63,000.00	$ 252,000.00
Q4	$ 75,000.00	$ 300,000.00

Monthly
Housing per year	$ 30,000.00	$ 2,500.00
Auto per year	$ 6,000.00	$ 500.00
Other Benefits	$ 82,950.00